Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide Provident VLI Separate Account 1 and Nationwide Life Insurance Company and subsidiaries, dated March 13, 2015 and February 25, 2015, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-164119). We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-6 (File No. 333-164119), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
August 19, 2015